POWER OF ATTORNEY

We, the undersigned Trustees of

Eaton Vance Floating-Rate Income Trust
Eaton Vance Senior Floating-Rate Trust

each a Massachusetts business trust (the “Trusts”), (do hereby severally constitute and appoint Thomas E. Faust, Jr., Barbara E. Campbell, Deidre Walsh and Maureen A. Gemma), or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to a Registration Statement filed with the Securities and Exchange Commission on behalf of each of the respective Trusts, in respect of shares of beneficial interest and other documents and papers relating thereto:

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date

/s/Scott H. Page Scott H. Page	President and Chief Executive Officer	March 14, 2011
/s/Barbara E. Campbell Barbara E. Campbell	Treasurer (and Principal Financial and Accounting Officer)	March 14, 2011
/s/Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	March 14, 2011
/s/Benjamin C. Esty Benjamin C. Esty	Trustee	March 14, 2011
/s/Allen R. Freedman Allen R. Freedman	Trustee	March 14, 2011
/s/William H. Park William H. Park	Trustee	March 14, 2011
/s/Ronald A. Pearlman Ronald A. Pearlman	Trustee	March 14, 2011
/s/Helen Frame Peters Helen Frame Peters	Trustee	March 14, 2011
/s/Lynn A. Stout Lynn A. Stout	Trustee	March 14, 2011
/s/Ralph F. Verni Ralph F. Verni	Trustee	March 14, 2011